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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options assumed in the acquisition of The New Iberia Bancorp, Inc. by Regions Financial Corporation of our report dated February 4, 1997, except for the last two paragraphs of Note Q as to which the date is March 13, 1997, with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Birmingham, Alabama
July 1, 1997